A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED
        WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE REGISTRATION STATEMENT WAS BECOME EFFECTIVE AND ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME PRIOR TO NOTICE OF ITS ACCEPTANCE GIVEN AFTER THE EFFECTIVE DATE.

                           PHYSICAL SPA & FITNESS INC.

                           SELECTED DEALERS AGREEMENT


                                        ___________________, 1998


        Dear Sirs:

                1. Global Financial Group, Inc., named as the Agent in the enclosed preliminary prospectus (the "Agent"), propose to offer on a "best efforts" basis, subject to the terms and conditions and execution of the Agency Agreement, 375,000 shares (and 67,000 shares of Selling Shareholders) of the $0.001 par value common stock (the "Shares') of the Physical Spa & Fitness Inc. (the "Company"). The Shares are more particularly described in the enclosed preliminary prospectus, additional copies of which as well as the prospectus (after effective date) will be supplied in reasonable quantities upon request.

                2. The Agent is soliciting other agents to obtain offers to buy, upon the terms and condition hereof, for a part of the Shares from Selected Dealers, who are to act as agent, including you, who are (a) registered with the Securities and Exchange Commission (the "Commission') as broker/dealers under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and members in good standing with the National Association of Securities Dealers, Inc. (the "NASD"); or (b) dealers or institutions with their principal place of business located outside of the United States, its territories and possessions and not registered under the 1934 Act who agree to make no sales within the United States, its territories or possessions or to persons who are nationals thereof or residents therein and, in making sales, to comply with the NASD's interpretation with respect to free-riding and withholding. Shares are to be offered at a price of $__________ share. Selected Dealers will be allowed a concession of not less than ___________ (__%) percent of the offering price. You will be notified of the precise amount of such concession prior to the effective date of the Registration Statement. The offer is solicited subject to the issuance and delivery of the

        Shares and their acceptance by the Agent, to the approval of legal matters by counsel and to the terms and conditions as herein set forth.

                3. Your offer to sell a designated number of the Shares, if made prior to the effective date of the Registration Statement may be revoked in whole or in part without obligation or commitment of any kind by you any time prior to acceptance and no offer may be accepted by us and no sale can be made until after the Registration Statement covering the Shares has become effective with the Commission. Subject to the foregoing, upon execution by you of the Offer to Sell below and the return of same to us, you shall be deemed to have offered to sell the number of Shares set forth in your offer on the basis set forth in paragraph 2 above. Any oral offer to sell made by you shall be deemed subject to this Agreement and shall be confirmed by you by the subsequent execution and return of this Agreement. Any oral notice by us of acceptance of your offer shall be followed by written or telegraphic confirmation preceded or accompanied by a copy of the prospectus. If a contractual commitment arises hereunder, all the terms of this Selected Dealers Agreement shall be applicable. We may also make available to you an allotment to sell Shares, but such allotment shall be subject to modification or termination upon notice from us any time prior to an exchange of confirmations reflecting completed transactions. All references hereafter in this Agreement to the purchase and sale of Shares assume and are applicable only if contractual commitments to sell are completed in accordance with the foregoing.

                4. You agree that, in selling said Shares, if your offer is accepted after the effective date, you will make a bona fide public distribution of same. You will advise us upon request of Shares to be sold by you remaining unsold, and we shall have the right to sell such Shares upon demand at the public offering price. Any of the Shares sold by you pursuant to this Agreement are to be offered by you to the public at the public offering price, subject to the terms hereof. Shares shall not be offered or sold by you below the public offering price before the termination of this Agreement.

                5. Payment for Shares which you sell hereunder shall be made by you on or before five (5) business days after the date of each confirmation by certified or bank cashier's check payable to the Agent. Certificates for the securities shall be delivered as soon as practicable after delivery instructions are received by the Agent.

                6. A Registration Statement covering the offering has been filed with the Commission in respect to the Shares. You will be promptly advised when the Registration Statement becomes effective. Each Selected Dealer in selling Shares pursuant hereto agrees (which agreement shall also be for the benefit of the Company) that it will comply with the applicable requirements of the Securities Act of 1933 (the "1933 Act") and the 1934 Act and any applicable rules and any applicable rules and regulations issued under said Acts. No person is authorized by the Company or by the Agent to give any information or to make any representations other than those contained in the prospectus in connection with the sale


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



        of the Shares. Nothing contained herein shall render the Selected Dealers a member of the Underwriting Group or partners with the Agent or with one another.

                7. You will be informed by us as to the states in which we have been advised by counsel the Shares have been qualified for sale or are exempt under the respective securities or blue sky laws of such states, but we have not assumed and will not assume any obligation or responsibIlIty as to the right of any Selected Dealer to sell Shares in any state.

                8. The Agent shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or arising thereunder. The Representative shall not be under any liability to you, except such as may be incurred under the 1933 Act and the rules and regulations thereunder, except for lack of good faith and except for obligation assumed by us in this Agreement, and no obligation on our part shall be implied or inferred herefrom.

                9. Selected Dealers will be governed by the conditions herein set forth until this Agreement is terminated. This Agreement will terminate when the offering is completed. Nothing herein contained shall be deemed a commitment on our part to commit to you any number of Shares for you to sell; such contractual commitment can only be made in accordance with the provisions of paragraph 3 hereof.

                10. You represent that you are a member in good standing of the NASD and registered as a broker/dealer with the Securities and Exchange Commission, or that you are a foreign broker/dealer not eligible for membership under Section I of the By-Laws of the NASD who agree to make no sales within the United States, its territories or possessions or to persons who are nationals thereof or residents therein and in making sales; to comply with the NASD's interpretation with respect to free-riding and withholding. Your attention is called to the following:

                       a) Article III, SectIon 1 of the Rules of Fair Practice
               of the NASD and the interpretations of said Section promulgated by the Board of Governors of the NASD including the interpretation with respect to "Free-Riding and Withholding";

                       b) Section 10(b) of the 1934 Act and Rules 10b-6 and
               10b-10 of the general rules and regulations promulgated under said Act

                       c) Securities Act Release #3907;

                       d) Securities Act Release #4150; and

                       e) Securities Act Release #4968 requiring the
               distribution of a preliminary prospectus to all persons reasonably expected to be purchasers of Shares from you at last forty-eight (48) hours prior to the time you expect to mail confirmations.

        You, if a member of the NASD, by signing this Agreement, acknowledge that you are familiar with the cited law, rules and releases, and agree that you will not directly and/or indirectly violate any provisions of applicable law in connection with your participation in the distribution of the Shares.

                11. In addition to compliance with the provisions of paragraph 10 hereof, you will not, until advised by us in writing or by wire that the entire offering has been distributed and closed, bid for or purchase Shares in the open market or otherwise make a market in the Shares or otherwise attempt to induce others to purchase Shares in the open market. Nothing contained in this paragraph 11 shall, however, preclude you from acting as agent in the execution of unsolicited orders of customers in transactions effectuated for them through a market maker.

                12. You understand that the Agent may, in connection with the offering, engage in stabilizing transactions. If the Agent contact for or purchase in the open market in section with such stabilization any Shares sold to you hereunder and not effectively placed by you, the Agent may charge you the Selected Dealer's concession originally allowed you on the Shares so purchased, and you agree to pay such amount to us on demand.

                13. By submitting an Offer to Sell, you confirm that your net capital is such that you may, in accordance with Rules 15c3-1 adopted under the 1934 Act, agree to purchase the number of Shares you may become obligated to purchase under the provisions of this Agreement.

                14. All communications from you should be directed to us at the office of Global Financial Group, Inc. 100 Washington Avenue South, Suite 1319, Minneapolis, Minnesota 55401. All communications from us to you shall be directed to address to which this letter is mailed.


                                             Very truly yours,

                                             GLOBAL FINANCIAL GROUP, INC.


                                             By__________________________
                                               Kevin S. Miller, President

                                  OFFER TO SELL

                The undersigned does hereby offer to sell (subject to the right to revoke as set forth in paragraph 3) ____________* Shares in accordance with the terms and conditions set forth above.












     *If a number appears here which does not correspond with what you wish to offer to purchase, you may change the number to a lesser or mutually agreed upon number by crossing out the number, inserting such different number, and initialling the change.



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